SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made and entered into by and between William W. Lovette; ("Employee") and Tyson Foods, Inc. (“Employer”), dated this 12th day of November, 2007.

STATEMENT OF FACTS

Employee desires to accept the following Agreement, including, without limitation, certain additional consideration from Employer pursuant to the terms of Employee’s existing employment agreement with Employer (the promotional Executive Employment Agreement attached hereto as Exhibit A, referred to as the “Employment Agreement”) in return for Employee’s general release and restrictive covenant acknowledgements set forth below. Employee and Employer, on behalf of itself and its affiliates (collectively, “Tyson”), desires to settle fully and finally all differences and disputes between them, including, but in no way limited to, any differences and disputes that might arise, or have arisen, out of Employee’s employment with Employer and the termination of that employment relationship.

STATEMENT OF TERMS

In consideration of the mutual promises herein, it is agreed as follows:

1.            Non-Admission of Liability. Neither this Agreement nor the offer by Employer to enter into this Agreement shall in any way be construed as an admission by Employer that it has acted wrongfully with respect to Employee or any other person, or that Employee has any rights whatsoever against Tyson. Employer specifically disclaims any liability to or wrongful acts against Employee or any other person, on the part of itself and any of the other Releasees (as defined in Section 11 below).

2.            Termination of Employment. Employee acknowledges, understands and agrees that Employee’s employment with Employer terminates on November 17, 2007 (the "Separation Date").

3.            Effective Date. The effective date of this Agreement shall be the eighth day after Employee signs this Agreement.

4.           Consideration. In full consideration and as material inducement for Employee’s signing of this Agreement, the sufficiency of which is hereby acknowledged, the Employer agrees that:

(a)	Upon the Separation Date, the Employer agrees to make the following post-employment payments to the Employee:
(i)

Employer will pay Employee a severance benefit equal to eighteen (18) months of Employee’s then existing base salary less all legally required deductions to be paid in substantially equal installments on each of the

Employer’s regular payroll dates falling between the Separation Date through May 17, 2009 (“Severance Period”).

(ii)

In the event that upon his Separation Date on November 17, 2007, the Employee elects COBRA continuation coverage to provide for health benefits for himself (and, if applicable, eligible dependents), such will be paid for by the Employer, less the portion of the premium cost paid by active employees for said coverages through May 17, 2009, or until Employee notifies the Employer that he has obtained health insurance coverage elsewhere and no longer wishes to be covered under the Employer’s plan, whichever is earlier.

It is understood that Employee’s coverages under all Employer benefit plans other than its group medical, dental, vision and drug plan(s), including, but not limited to, retirement, disability, accidental death and dismemberment, life insurance, vacation and stock plans cease as of the November 17, 2007.

(iii)

As soon as practical after the Separation Date Employee shall be entitled to delivery of previously granted shares of Class A Common Stock pursuant to the terms of the Restricted Stock Grants made to the Employee totaling 59,220.9804 shares delivered in accordance with the terms and conditions of the Restricted Stock Agreements (including any tax withholding obligations).

(iv)	Employee shall not be entitled to receive any Performance Shares pursuant to Performance Stock Awards previously granted to Employee and as such said grants are hereby cancelled.
(v)

Employee shall be entitled to exercise any outstanding stock options awards previously granted to Employee to the extent vested as of November 17, 2007, all in accordance with the provisions of each specific option grant. Those outstanding stock options grants not vested as of November 17, 2007, but having been granted on or before November 17, 2004 shall accelerate and will be 100% vested as of November 17, 2007. Any and all stock option awards, to the extent not vested as of November 17, 2007 shall be forfeited unless modified herein.

(vi)	All vested stock options and restricted stock are being delivered to Employee in accordance with the Severance Program adopted by the Compensation Committee Officers.
(vii)

Employee shall receive a one time lump sum payment of Two Hundred Three Thousand Six Hundred Twenty-One and No/100 Dollars ($203,621.00) within ten (10) days of the Separation Date less all legally required deductions for fiscal 2007 merit bonus.

5.            Cessation of Authority. Employee understands and agrees that as of the Separation Date, Employee is no longer authorized to incur any expenses, obligations or liabilities, or to make any commitments on behalf of Employer. Employee agrees to submit to Employer on or before November 17, 2007, any and all expenses incurred by Employee through that date and any and all contracts or other obligations entered into by Employee on behalf of Employer.

6.            Return of Company Materials and Property. Employee understands and agrees that Employee has or will turn over to Employer, on or before the Separation Date, all files, memoranda, records, credit cards, manuals, computer equipment, computer software, pagers, cellular phones, facsimile machines, company vehicles and any other equipment or documents, and all other physical or personal property that Employee received from Employer and/or that Employee used in the course of Employee’s employment with Employer and that are the property of Employer.

Employee agrees, represents and acknowledges that as a result of Employee’s employment with Employer, Employee has had in Employee’s custody, possession and control proprietary documents, data, materials, files and other similar items concerning proprietary information of Tyson. Employee acknowledges, warrants and agrees that Employee has returned all such items and any copies or extras thereof and any other property, files or documents obtained as a result of Employee’s employment with Employer, Employee has deleted any such information maintained in electronic form on Employee’s personal computer and Employee has held such information in trust and in strict confidence and will continue to do so after termination from Employer, and that Employee has complied and will comply with Tyson’s policies regarding proprietary and confidential information.

7.            No Obligation. Employee agrees and understands that the consideration described above in Section 4 of this Agreement is not required by Employer’s policies and procedures absent Employee’s execution of this Agreement or by any contracts between Employee and Employer procedures absent Employee’s execution of this Agreement. Employee further agrees and understands that Employee’s entitlement to receive the consideration set forth above is conditioned upon Employee’s execution of this Agreement and is subject to the further terms and conditions of this Agreement. In addition, Employer will be excused from its obligations under this Agreement if Employee exercises Employee’s right to revoke as provided in Section 14 below.

8.            Severability. The provisions of this Agreement are severable, and if any part of it is found by a court to be illegal, invalid or unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

9.            Confidentiality and Professionalism. Employee represents and agrees that Employee will keep the terms, amount, value, and nature of consideration paid to Employee, and the fact this Agreement exists completely confidential, and that Employee will not hereafter disclose any information concerning this Agreement to anyone other than Employee’s immediate family and professional representatives who will be informed of and bound by this confidentiality clause. It is the intention of Employer to maintain the terms, amount, value and nature of consideration paid to Employee and the fact of this Agreement completely confidential except to the extent necessary to effectuate the terms and conditions of this Agreement and to the extent Employer deems it necessary in its sole discretion to comply with the law and the rules of the New York Stock Exchange. Employer and Employee mutually agree that the parties hereto will not make or issue, or procure any person, firm or entity to make or issue, any statement in any form concerning Employer, Employee, the parties’ employment relationship or the termination of Employee’s employment relationship with Employer to any person or entity if such statement is harmful to or disparaging of Employee, Tyson or any of its employees, officers, directors, agents or representatives.

10.          Confidential Information, Trade Secrets, Limitations on Solicitations and Non-Compete. Employee understands, agrees and acknowledges that the restrictions imposed upon the Employee pursuant to the Employment Agreement respecting (a) the disclosure of confidential information and trade secrets; (b) solicitation; and (c) competition and the related enforcement provisions under the Employment Agreement shall remain in full force and effect as provided for therein.

11.          Complete Release. As a material inducement to the parties to enter into this Agreement, Employee hereby irrevocably and unconditionally releases, acquits and forever discharges the Employer and each of its stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively "Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on Employer’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, (race, color, religion, sex, and national origin discrimination); (2) the Americans with Disabilities Act (disability discrimination); (3) 42 U.S.C. § 1981 (discrimination); (4) the Age Discrimination in Employment Act (age discrimination); (5) the Older Workers Benefit Protection Act (age discrimination); (6) the Equal Pay Act (wage discrimination); (7) the Employee Retirement Income Security Act ("ERISA"); (8) Section 503 of the Rehabilitation Act of 1973; (9) the False Claims Act (including the qui tam provision thereof); (10) the Occupational Safety and Health Act; (11) the Consolidated Omnibus Budget Reconciliation Act of 1986; (12) intentional or negligent infliction of emotional distress or "outrage"; (13) defamation; (14) interference with employment and/or contractual relations; (15) wrongful discharge; (16) invasion of privacy; and (17) breach of contract, express or implied (including breach of employment contract), ("Claim" or "Claims"), which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had, owned or held, or claimed to have, owned or held, against each or any of the Releasees at any time up to and including the date on which Employee signs this Agreement.

12.          Covenant Not To Sue and Indemnification. Except as prohibited by law, in consideration of the benefits conferred by the Agreement, Employee will not sue any of the Releasees on any of the released Claims or join as a party with others who may sue on any such

Claims. Employee hereby agrees to indemnify and hold each and all of the Releasees harmless from and against any and all loss, costs, damages, or expenses, including, without limitation, attorneys’ fees incurred by Releasees, or any of them, arising out of any breach of this Agreement by Employee or the fact that any representation made herein by Employee was false when made.

13.          No Claims. Employee represents that Employee has not filed, or assigned to others the right to file, any complaints, charges or lawsuits against any of the Releasees with any governmental agency or any court, and that Employee will not file, assign to others the right to file, or make any further claims against the Releasees at any time hereafter for actions taken up to and including the date Employee execute this Release. Employee agrees that neither Employee nor any person or organization on Employee’s behalf has filed, or assigned others the right to file, nor are there pending, any complaints, charges, or lawsuits against the Releasees with and federal, state or local governmental agency or court.

14.          Age Discrimination In Employment Act. Employee hereby acknowledges and agrees that this Agreement and the termination of Employee’s employment and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act (ADEA) and the Older Workers Benefit Protection Act (OWBPA). By executing this Agreement, Employee acknowledges and agrees that (a) Employee understands the terms of this Agreement; (b) Employee is waiving Employee’s right to assert claims against Employer and the Releasees under the ADEA; (c) Employee is waiving claims Employee now has or may have against Employer and the Releasees through the date of the execution of this Agreement, but is not waiving rights or claims that may arise after the date this Agreement is executed; (d) Employee is receiving money and/or other valuable consideration to which Employee is not otherwise entitled to receive; (e) Employee has been advised to consult with an attorney prior to executing this Agreement; (f) Employee has had up to forty-five (45) days to consider this Agreement before executing it; and (g) Employee has seven (7) days after executing this Agreement to revoke its acceptance.

15.          No Knowledge of Illegal Activity. Employee acknowledges that Employee has no knowledge of any actions or inactions by any of the Releasees or by Employee that Employee believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.

16.          No Other Representations. Employee represents and acknowledges that in executing this Agreement Employee does not rely, and has not relied, upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees’ agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

17.          Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof, including the Employment Agreement, except to the extent otherwise expressly provided for herein.

18.          Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors, transferees and permitted assigns. This Agreement shall not be assignable by Employee but shall be freely assignable by Employer.

19.          Knowledgeable Decision By Employee. Employee represents and warrants that Employee has read all the terms of this Agreement. Employee understands the terms of this Agreement and understands that this Agreement releases forever Employer from any legal action arising from Employee’s relationship with Employer as an employee, and the termination of that relationship between Employee and Employer. Employee is signing and delivering this Agreement of Employee’s own free will in exchange for the consideration to be given to Employee, which Employee acknowledges and agrees is adequate and satisfactory.

20.          Employee Assistance. Employee agrees to provide reasonable assistance and cooperation to Employer in connection with any litigation or similar proceeding that may exist or may arise regarding events as to which the Employee has knowledge due to Employee’s former employment with Employer. This obligation of the Employee shall continue through the Severance Period. Employer will compensate the Employee for reasonable and requested travel and other expenses incidental to any such request.

21.          Full and Careful Consideration. Please take this Agreement home and carefully consider all of its provisions before signing it. You may take up to forty-five (45) days after receiving the Agreement to decide whether you want to accept and sign this Agreement. You do not have to take the full forty-five (45) days if you agree to all of the Agreement’s terms and wish to sign sooner. Also, if you sign this Agreement, you and Employer will then have an additional seven (7) days after you sign this Agreement in which to revoke it. This Agreement will not be effective or enforceable, nor will any consideration be paid, until after the revocation period has expired. If you choose to revoke this Agreement within seven (7) days of signing, Employer is excused from its obligations under this Agreement. You are free, and encouraged, to discuss the contents and advisability of signing this Agreement with an attorney of your choosing. You are responsible for any costs and fees resulting from your attorney reviewing this Agreement.

22.          Employee Attest. YOU ATTEST THAT YOU HAVE READ THIS AGREEMENT AND THAT YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS YOU HAVE OR MAY HAVE AGAINST THE EMPLOYER.

To accept this Agreement, Employee must sign and date below, and return this Agreement to Tyson Foods, Inc., 2210 West Oaklawn Drive, Springdale, Arkansas 72762-6999, Attn: Senior Vice President – Human Resources within forty-five (45) days after October 10, 2007.

11/12/07	/s/ William W. Lovette
DATE	WILLIAM W. LOVETTE

TYSON FOODS, INC.

11/12/07	By:	/s/ Ken Kimbro
DATE	Print Name:	KEN KIMBRO
	Title:	SVP